Exhibit 10.1
EXECUTION COPY
$500,000,000
CREDIT AGREEMENT
dated as of January 8, 2007
among
THE STANLEY WORKS
and
THE INITIAL LENDERS NAMED HEREIN
and
CITIBANK, N.A.,
as Administrative Agent
CITIGROUP GLOBAL MARKETS INC.,
as Lead Arranger and Book Runner

(i)

SCHEDULE I	ADDRESSES, APPLICABLE LENDING OFFICES AND COMMITMENTS

EXHIBIT A-1	FORM OF RATE REQUEST
EXHIBIT A-2	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT C-1	FORM OF OPINION OF COUNSEL TO THE COMPANY
EXHIBIT C-2	FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE ADMINISTRATIVE AGENT
EXHIBIT D	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT E	FORM OF NOTE
EXHIBIT F	FORM OF DESIGNATION LETTER

(ii)

CREDIT AGREEMENT
          This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Agreement”) is made as of this 9th day of January, 2007 among THE STANLEY WORKS, a Connecticut corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined).
          The Company proposes to acquire, directly or through the Designated Borrower referred to below, 100% of the shares of capital stock of HSM Electronic Protection Services, Inc. pursuant to the Acquisition Agreement referred to below (the “Acquisition”), and has requested the Lenders to make advances to the Company to finance the Acquisition; and the Lenders are prepared to make such advances on and subject to the terms and conditions of this Agreement.
          Accordingly, the parties agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquiring Person” means any person (other than the ESOP) who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Company’s outstanding common stock.
          “Acquisition” has the meaning specified in the second paragraph of this Agreement.
          “Acquisition Agreement” means the Stock Purchase Agreement dated as of December 13, 2006 by and among the Company, SecurityCo Holdings, LLC, a Delaware limited liability company, and SecurityCo Solutions, Inc., a Delaware corporation, as amended from time to time.
          “Advance” has the meaning set forth in Section 2.01.
          “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent and most recently designated by it by notice to the Lenders and the Company.
          “Applicable Eurodollar Margin” means, on any date for each Eurodollar Rate Advance, (i) 0.1300% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor’s or A1 or higher by Moody’s, (ii) 0.1700% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor’s or A2 or higher by Moody’s, (iii) 0.2600% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s or A3 or higher by Moody’s, (iv) 0.3750% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s or Baa1 or higher by Moody’s, (v) 0.5750% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by either agency); provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Eurodollar Margin” will be determined based on the level one above that level applicable to the lower of said credit ratings.
          “Applicable Facility Fee Rate” means, on any date, a rate per annum equal to (i) 0.0700% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor’s or A1 or higher by Moody’s, (ii) 0.0800% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor’s or A2 or higher by Moody’s, (iii) 0.0900% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s or A3 or higher by Moody’s, (iv) 0.1250% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s or Baa1 or higher by Moody’s, and (v) 0.1750% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by either agency); provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Facility Fee Rate” will be determined based on the level one above that level applicable to the lower of said credit ratings.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
          “Applicable Utilization Fee Rate” means, for each day on which the Utilization Ratio exceeds 0.50, a rate per annum equal to (i) 0.1000% if on such date the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s or A3 or higher by Moody’s, and (ii) 0.1250% if on such date clause (i) is inapplicable (including if such Long-Term Indebtedness is no longer rated by either agency); provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Utilization Fee Rate” will be determined based on the level one above that level applicable to the lower of said credit ratings.
          “Assignment and Acceptance” means an assignment and acceptance accepted by the Administrative Agent in substantially the form of Exhibit D hereto.
          “Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
CREDIT AGREEMENT

          (a) the rate of interest announced publicly by the Reference Bank in New York, New York, from time to time, as its base rate;
          (b) 1/2 of one percent per annum above the Federal Funds Rate.
          “Base Rate Advance ” means an Advance denominated in Dollars that bears interest as provided in Section 2.05(a).
          “Borrower ” means the Company or, in the case of a Borrowing by the Designated Borrower, the Designated Borrower.
          “Borrowing” means a borrowing of Advances hereunder.
          “Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York City and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings in Dollars are carried on in the London interbank market.
          “Capital Lease” means any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Company and its Subsidiaries.
          “Change of Control” means, with respect to the Company, the occurrence of any event, act or condition which results in either (i) any Person other than the ESOP becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (ii) individuals who constitute the Continuing Directors ceasing for any reason to constitute at least the majority of the Board of Directors of the Company.
          “Citibank” has the meaning specified in the first paragraph of this Agreement.
          “Commitment” means, with respect to any Lender, the amount specified opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.01(b). The aggregate amount of the Commitments on the date hereof is $500,000,000.
          “Company” has the meaning specified in the first paragraph of this Agreement.
          “Consolidated Net Tangible Assets” means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries.
          “Consolidated Subsidiary” means at any date any Subsidiary or other entity the financial statements of which would, under GAAP, be consolidated with those of the Company in its consolidated financial statements as of such date.
CREDIT AGREEMENT

          “Contingent Obligation” as to any Person means any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Director” means any member of the Board of Directors of the Company who is not affiliated with an Acquiring Person and who is a member of the Board of Directors of the Company immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.
          “Debt or Equity Issuance” means the issuance by the Company or any of its domestic United States Subsidiaries, in a public or private offering or private placement, of (i) bonds, notes or other debt securities (including senior or subordinated notes, convertible notes and debt private placements), other than any Indebtedness of any Subsidiary of the Company issued to the Company or any other Subsidiary of the Company or of the Company to any of its Subsidiaries, or (ii) equity securities (including preferred equity and convertible preferred equity securities), other than any issuance of equity securities by a Subsidiary of the Company to the Company or any of its Subsidiaries and any issuance of equity securities to directors, officers or employees of the Company or any of its Subsidiaries.
          “Default” means an event which would constitute an Event of Default but for the giving of notice, the lapse of time or both.
          “Designated Borrower” means a domestic United States Subsidiary of the Company that may be established by the Company for the purpose of effecting the Acquisition and the financing thereof, as to which a Designation Letter has been delivered to the Administrative Agent in accordance with and together with the other documents required by Section 2.13.
          “Designation Letter” has the meaning provided in Section 2.l3.
          “Dollars” and “ $ “ mean lawful money of the United States of America.
CREDIT AGREEMENT

          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or the accession agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.
          “EBITDA” means, for any period, the sum (without duplication) for the Company and its Consolidated Subsidiaries on a consolidated basis of the following: (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period.
          “Effective Date” has the meaning provided in Section 3.01.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and the regulations promulgated and the rulings found thereunder.
          “ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations promulgated under ERISA.
          “ERISA Person” has the meaning provided in Section 3(9) of ERISA for the term “person.”
          “ERISA Plan” means (i) any Plan that (x) is not a Multiemployer Plan and (y) has Unfunded Benefit Liabilities in excess of $20,000,000 and (ii) any Plan that is a Multiemployer Plan.
          “ESOP” means Stanley Account Value Plan or any successor plan.
          “Eurocurrency Liabilities” has the meaning provided in Regulation D (or any successor regulation) of the Federal Reserve Board, as in effect from time to time.
          “Eurocurrency Rate Reserve Percentage” for any Lender for any Eurodollar Rate Advances owing to such Lender means the reserve percentage applicable two Business Days before the first day of the applicable Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Interest Period.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or the accession agreement pursuant to which it became a Lender (or, if no such office of such Lender is specified, its Domestic Lending Office), or such
CREDIT AGREEMENT

other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.
           “Eurodollar Rate” means, for any Interest Period, for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the offered rate for deposits in Dollars as quoted on the relevant Screen Page at 11:00 A.M. (London time) two London Banking Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.
          “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(b).
          “Events of Default” has the meaning provided in Section 6.01.
          “Excluded Representation” means the representation and warranty set forth in Section 4.01(g).
          “Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, or any successor thereto.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Board arranged by Federal fund brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Reference Bank from three Federal funds brokers of recognized standing selected by the Reference Bank.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
          “Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capital Lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all
CREDIT AGREEMENT

Contingent Obligations of such Person, and (vii) all indebtedness of such Person in respect of Hedge Agreements.
          “Initial Lenders” has the meaning specified in the first paragraph of this Agreement.
          “Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.
          “Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest reported in respect of such period on the Indebtedness of the Company and its Consolidated Subsidiaries on a consolidated basis, including, without limitation, the interest portion of payments under Capital Lease obligations and any capitalized interest, minus (i) interest income of the Company and its Consolidated Subsidiaries on a consolidated basis reported in respect of such period and (ii) interest on deferred compensation reported in respect of such period.
          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the continuation of such Advance or the date of the conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select in the Notice of Borrowing or Notice of Conversion or Continuation, as the case may be; provided that
     (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if, in the case of any Interest Period with respect to any Eurodollar Rate Advance, such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;
     (iii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;
     (iv) if, upon the expiration of any Interest Period with respect to a Borrowing consisting of Eurodollar Rate Advances, the Borrower has failed to elect a new Interest Period to be applicable to such Advances as provided above, the Borrower shall be deemed to have elected to convert such Advances into a Base Rate Advance effective as of the expiration date of such current Interest Period; and
     (v) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration.
CREDIT AGREEMENT

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
          “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.
          “Loan Documents” means, collectively, this Agreement, the Notes and the Designation Letter, if any.
          “London Banking Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.
          “Long-Term Indebtedness” means the long-term Senior Unsecured Indebtedness of the Company.
          “Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.
          “Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
          “Note” has the meaning provided in Section 2.11.
          “Notice of Borrowing” has the meaning provided in Section 2.02(b).
          “Notice of Conversion or Continuation” has the meaning provided in Section 2.04(b) .
          “Other Taxes” has the meaning provided in Section 2.10(b).
          “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.
CREDIT AGREEMENT

          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:
     (i) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,
     (ii) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or
     (iii) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.
          “Principal Property” means all real property and tangible personal property constituting a manufacturing plant owned by the Company or any of its Subsidiaries, exclusive of (i) motor vehicles, mobile materials handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest cannot, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, be included in gross income of the holder under Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property and equipment included therein without deduction of any depreciation reserves the book value of which property and equipment in the aggregate is less than 10% of Consolidated Net Tangible Assets or which the Board of Directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.
          “Principal Subsidiary” means any Subsidiary of the Company which has net sales which represent 15% or more of the consolidated net sales of the Company and its Consolidated Subsidiaries taken as a whole.
          “Process Agent” has the meaning provided in Section 8.13(b).
          “Pro Rata Share” means, with respect to any Lender, the percentage corresponding to the fraction the numerator of which shall be the amount of the Commitment of such Lender and the denominator of which shall be the aggregate amount of the Commitments of all Lenders.
          “Reference Bank” means Citibank or, if Citibank is no longer the Administrative Agent, such Person (which shall be a Lender or the Administrative Agent) as shall be designated
CREDIT AGREEMENT

by the Company with the consent of the Required Lenders, which consent shall not be unreasonably withheld.
          “Register” has the meaning provided in Section 8.07(d).
          “Reportable Event” has the meaning provided in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations).
          “Required Lenders” means at any time Lenders representing in the aggregate at least 51% of the Commitments or, if the Commitments shall have terminated, Lenders representing in the aggregate at least 51% of the sum of the Advances owing to Lenders hereunder.
          “Screen Page” means (a) the display designated as Page 3750 on the Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks) and (b) if the relevant rate does not appear on said Page, the “LIBO Page” so designated on the Reuter Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks). If more than one relevant rate appears on said Page 3750 with respect to an Interest Period, or, if no rates appear on said Page 3750, or more than one relevant rate appears on the “LIBO Page” with respect to an Interest Period, the Eurodollar Rate for that Interest Period will be based upon the arithmetic mean of such relevant rates.
          “Senior Unsecured Indebtedness” means Indebtedness that is not subordinated to any other Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.
          “Standard & Poor’s” means Standard & Poor’s Ratings Services and any successor or successors thereto.
          “Subsidiary” of any Person means (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.
          “Taxes” has the meaning provided in Section 2.10(a).
          “Termination Date” means the earlier of (a) the date 364 days after the date hereof or (b) the date of termination in whole of the Commitments pursuant to Section 2.01(b) or Section 6.01.
          “Termination Event” means (i) a Reportable Event, or (ii) the initiation of any action by the Company, any member of the Company’s ERISA Controlled Group or any ERISA
CREDIT AGREEMENT

Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.
          “Type” refers to whether an Advance is a Base Rate Advance or a Eurodollar Rate Advance.
          “Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).
          “Utilization Ratio” means, at any time, the ratio of (i) the aggregate outstanding principal amount of the Advances at such time to (ii) the aggregate amount of the Commitments at such time.
          SECTION 1.02. Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     SECTION 2.01. The Commitment. (a) The Advances. (i) Each Lender agrees, on the terms and conditions hereinafter set forth, to make one or more advances to the Company or the Designated Borrower as hereinafter provided (each an “Advance”) from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment and, as to all Lenders, in an aggregate amount not to exceed $500,000,000 at any time outstanding.
     (ii) Within the limits of each Lender’s Commitment, the Company or the Designated Borrower may borrow, repay, prepay (as provided in Section 2.07) and reborrow such amount or any portion thereof.
     (iii) Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate amount of the unused
CREDIT AGREEMENT

Commitments and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.
          (b) Termination and Reduction. The Company shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or reduce each Lender’s Pro Rata Share of the unused Commitments. Each partial reduction of the Commitments shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000.
          SECTION 2.02. Making the Advances. (a) Determination of Eurodollar Rate. The Company (on its own behalf or on behalf of the Designated Borrower) may request the Reference Bank, no earlier than 9:00 A.M. (New York City time) and no later than 11:00 A.M. (New York City time) on the third Business Day before a proposed Eurodollar Rate Advance, to notify the Company of the Eurodollar Rate that would be applicable to an Advance in the principal amount and with the Interest Period as described by the Company in such request, which request shall be substantially in the form of Exhibit A-1 hereto (a “Rate Request”). Upon such request, the Reference Bank shall furnish such interest rate to the Company no later than noon (New York City time) on the second Business Day before the proposed Eurodollar Rate Advance by delivering to the Company a copy of the related Rate Request setting forth such rate and executed by an authorized officer of the Reference Bank in the space provided therefor (a “Rate Notification”). The Company and the Designated Borrower shall be entitled to rely on any such notification and such rate shall be conclusive and binding on the Lenders absent manifest error.
          (b) Notice of Borrowing. Each Borrowing shall be made on notice by the Company (on its own behalf or on behalf of the Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, given not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing if such Borrowing is to be comprised of Base Rate Advances and no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day prior to such date if such Borrowing is to be comprised of Eurodollar Rate Advances. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, or by telephone confirmed immediately in writing, in substantially the form of Exhibit A-2 hereto, specifying therein: (i) the name of the Borrower (which shall be the Company or the Designated Borrower), (ii) the requested date of such Borrowing, (iii) the Type of Advances comprising such Borrowing, (iv) the aggregate amount of such Borrowing, and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City Time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account in Dollars and in same day funds, such Lender’s Pro Rata Share of the requested amount of such Borrowing. Promptly after the Administrative Agent’s receipt of such funds (and in any event by the close of business New York City time on the date of such Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make the funds so received available to the Company or the Designated Borrower, as the case may be, by depositing the same in Dollars and in immediately available funds into such account of the Company or the Designated Borrower, as applicable, maintained with the Administrative Agent in New York City as shall have been specified in the related Notice of Borrowing.
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          (c) Illegality, Etc. Anything in subsection (a) or (b) above to the contrary notwithstanding,
     (i) if any Lender shall, at least one Business Day before the date of any requested Eurodollar Rate Advance or the date of any conversion to or continuation of a Eurodollar Rate Advance, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon (A) such Lender shall have no obligation to make Eurodollar Rate Advances, or to convert Advances into Eurodollar Rate Advances, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist and (B) each Borrower shall be deemed to have converted all Eurodollar Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.04 on and as of the date of the Administrative Agent’s receipt of such notice, unless and to the extent such notice directs that one or more Eurodollar Rate Advances shall be so converted on the last day of the applicable Interest Period, provided that (w) before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for such suspension and conversion and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, (x) any request by a Borrower for Eurodollar Rate Advances during a time when a Lender’s obligation to make, or convert Advances into, Eurodollar Rate Advances shall be suspended hereunder shall be deemed to be a request for, or for conversion into, Base Rate Advances from such Lender, (y) all Advances that would otherwise be made by such Lender as Eurodollar Rate Advances during any such suspension shall instead be made as Base Rate Advances and (z) in the event any Lender shall notify the Administrative Agent and the Company of the occurrence of the circumstances causing such suspension under this Section 2.02(c), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Lender or the converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Advances;
     (ii) if the Reference Bank cannot furnish the Eurodollar Rate for any Borrowing consisting of Eurodollar Rate Advances because of conditions existing in the London interbank market, the right of the Borrowers to select Eurodollar Rate Advances shall be suspended until the Reference Bank shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; and
     (iii) if the Required Lenders shall, at least one Business Day before the date of any requested Eurodollar Rate Advance, notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurodollar Rate
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Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon the Lenders shall have no obligation to make, or convert Advances into, Eurodollar Rate Advances until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
          (d) Effect of Failure to Fulfill Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Company and, as applicable, the Designated Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date, such indemnity to be paid promptly upon receipt by the relevant Borrower of a certificate of such Lender setting forth the calculation of the amount of the indemnity claimed by such Lender.
          (e) Funds Available. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the relevant Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (f) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Fees. (a) Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee in Dollars on the aggregate amount of such Lender’s Commitment (whether or not utilized and, after the Termination Date, on the aggregate outstanding principal amount of the Advances of such Lender, if any) from the date hereof in the case of each Lender and, in the case of each Person which becomes a Lender pursuant to Section 8.07, from the effective date specified in the Assignment and Acceptance
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pursuant to which it became a Lender, until the Termination Date, at the Applicable Facility Fee Rate, payable quarterly in arrears on the last day of each March, June, September and December during the term hereof and on the Termination Date. All computations of the facility fee shall be based on a year of 360 days.
          (b) Administrative Agent’s Fees. The Company shall pay to the Administrative Agent in Dollars for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.
          (c) Utilization Fee. Each Borrower shall pay to the Administrative Agent for the pro rata account of the Lenders a utilization fee on the outstanding principal amount of the Advances made to it for each day on which the Utilization Ratio exceeds 0.50 and for each day after the Termination Date regardless of the Utilization Ratio, at a rate per annum equal to the Applicable Utilization Fee Rate, payable on each day on which a payment of interest is due under Section 2.05.
          SECTION 2.04. Continuation and Conversion. (a) General. Subject to the other provisions hereof, each Borrower shall have the option (i) to convert all or any part of an outstanding Borrowing consisting of Base Rate Advances to a Borrowing consisting of Eurodollar Rate Advances, (ii) to convert all or any part of an outstanding Borrowing consisting of Eurodollar Rate Advances to a Borrowing consisting of Base Rate Advances, or (iii) to continue all or any part of an outstanding Borrowing consisting of Eurodollar Rate Advances as a Borrowing consisting of Eurodollar Rate Advances for an additional Interest Period; provided that no Borrowing consisting of Eurodollar Rate Advances shall be so converted other than as contemplated by Section 2.02(c) or continued, until the expiration of the Interest Period applicable thereto.
          (b) Notice of Conversion or Continuation. In order to elect to convert or continue a Borrowing hereunder, the Company (on its own behalf or on behalf of the Designated Borrower) shall deliver an irrevocable notice thereof (a “Notice of Conversion or Continuation”) to the Administrative Agent by telecopier or by telephone confirmed immediately in writing, no later than (i) 11:00 A.M. (New York City time) on the proposed conversion date in the case of a conversion to Base Rate Advances and (ii) no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, Eurodollar Rate Advances, substantially in the form of Exhibit B hereto. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and Type of the Advances to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, Eurodollar Rate Advances, the requested Interest Period. The relevant Eurodollar Rate for such Interest Period in the case of a conversion to, or a continuation of, Eurodollar Rate Advances shall be determined in the manner provided in Section 2.02(a) as if such conversion or continuation is instead new Eurodollar Rate Advances in such amount, on such date and for such Interest Period. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Borrowing consisting of Eurodollar Rate Advances in Dollars as provided in clause (ii) above, the Company shall be deemed to have converted such Eurodollar Rate Advances into Base Rate Advances in accordance with this
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Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto.
          SECTION 2.05. Interest on Advances. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date the proceeds of such Advance are made available to such Borrower until such principal amount shall be paid in full, at the following rates per annum:
     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time, payable in arrears quarterly on the last Business Day of each fiscal quarter during the period such Base Rate Advance remains outstanding and on the date such Base Rate Advance shall be paid in full;
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Margin for such Advance, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; and
     (c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Advances and, to the extent permitted by law, overdue interest in respect of all Advances, shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time. In the event that, and for so long as, any Default under Section 6.01(a) shall have occurred and be continuing, the outstanding principal amount of the Advance with respect to which such Default has occurred and is continuing shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.
          SECTION 2.06. Additional Interest on Eurodollar Rate Advances. Each Borrower shall pay to each Lender, during each period as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender outstanding during such period, from the later of the date such reserves are required and the making of such Advance until the earlier of the date such reserves are no longer required and such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period applicable to such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the average Eurocurrency Rate Reserve Percentage of such Lender during such period, payable on each date on which interest is payable on such Advance. Such Lender shall determine the amount of such additional interest, if any, and promptly notify the relevant Borrower through the Administrative Agent of the amount thereof.
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          SECTION 2.07. Repayment; Prepayment. (a) Repayment. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding. No Borrower shall have the right to prepay any principal amount of any Advances other than as provided in this Section 2.07.
          (b) Optional Prepayment. Any Borrower may, upon notice no later than 11:00 A.M. (New York City time) on the second Business Day before the prepayment of Eurodollar Rate Advances, and no later than 11:00 A.M. (New York City time) on the day of the prepayment in the case of Base Rate Advances, in either case to the Administrative Agent and stating the proposed date and principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in the aggregate principal amount of at least $5,000,000 or a larger whole multiple of $1,000,000 and, in the case of a payment or prepayment of a Eurodollar Rate Advance other than on the last day of the Interest Period for such Advance as provided herein, shall have the consequences set forth in Section 8.04(b).
          (c) Mandatory Prepayment. (1) The Company shall notify the Administrative Agent immediately upon becoming aware of any Change of Control. Upon receipt of such notice and for a period of 90 days thereafter, the Required Lenders shall be entitled, by written notice to the Company received within such period, to terminate the Commitments in whole and require the Company and the Designated Borrower to prepay all outstanding Advances within five Business Days of its receipt of such notice, together with any accrued and unpaid interest thereon to the date of such prepayment and any other amounts due hereunder. Notwithstanding any other provision contained herein, a Change of Control shall not, in and of itself, constitute a Default hereunder.
          (2) The Company shall (i) on the date of any Debt or Equity Issuance yielding total cash proceeds in an amount at least equal to $100,000,000 (a “Qualifying Issuance”) and (ii) on the date of any Debt or Equity Issuance other than a Qualifying Issuance (a “Non-Qualifying Issuance”) yielding total cash proceeds, taken together with the total cash proceeds of all prior Non-Qualifying Issuances as to which a prepayment has not yet been made under this paragraph, in excess of $100,000,000 (such excess amount, the “Excess Proceeds”), prepay and cause the Designated Borrower to prepay all outstanding Advances in an aggregate principal amount equal to such total cash proceeds (in the case of the foregoing clause (i)) or such Excess Proceeds (in the case of the foregoing clause (ii)), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (such net amount, the “Net Amount”), together with any accrued and unpaid interest thereon to the date of prepayment and any other amounts due hereunder, and, in connection therewith, the Commitments shall be permanently reduced by an aggregate amount equal to such Net Amount, such reduction to be applied to the Commitments of the Lenders ratably based on the aggregate amount of the Commitments of each of the Lenders.
          SECTION 2.08. Increased Costs. (a) Changes in Law, Etc. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority
Credit Agreement

(whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Company shall from time to time, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent) accompanied by the certificate described in the next sentence, pay, or cause to be paid, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.
          (b) Capital Adequacy. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), any Lender determines that the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender has been or would be affected and that the amount of such capital is increased by or based upon the existence of such Lender’s Advances or commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender received by the Company within such time from the relevant change or introduction described above as is reasonably required in order to determine the effect thereof (with a copy of such demand to the Administrative Agent) accompanied by a certificate of such Lender as to the amounts demanded, the Company shall pay, or cause to be paid, to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation, as the case may be, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder, such amounts to be due and payable within two days of such Lender’s invoice therefor. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.
          SECTION 2.09. Payments and Computations. (a) Manner of Payment. Each Borrower shall make each payment hereunder and under the Notes without deduction, setoff or counterclaim not later than 11:00 A.M. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in Dollars and in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like currency and funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance (which shall not include any Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The making by any Borrower of any payment to the Administrative
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Agent for the account of any Lender as herein provided shall pro tanto discharge the relevant obligation of such Borrower to such Lender.
          (b) Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          (c) Interest. All computations of interest based on (i) the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) the Eurodollar Rate or the Federal Funds Rate and all computations of interest pursuant to Section 2.06 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Reference Bank of an interest rate for any Advance hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or utilization fee, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Assumption of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) Rate Information. The Reference Bank shall notify the Company and the Administrative Agent of the Base Rate in effect on the first Business Day on which a Base Rate Advance is outstanding and each day on which a change in the Base Rate occurs, each in sufficient detail to enable the Company to calculate interest payments hereunder with respect to Base Rate Advances, and shall provide such information to any Lender promptly upon its request. The Company will provide to the Administrative Agent (i) promptly upon receipt thereof copies of the information received by the Company pursuant to the immediately
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preceding sentence or any Rate Notification received pursuant to Section 2.02(a), (ii) promptly upon the making of any interest payment with respect to a Base Rate Advance hereunder a schedule based on such information setting forth the Base Rate for each day in the period in which such Advance was outstanding, and (iii) promptly upon obtaining knowledge thereof, notice of any change in the rating assigned by Standard & Poor’s or Moody’s to the Company’s Long-Term Indebtedness and the date of such change, provided that the Company’s failure to provide any of the foregoing information shall be deemed not to be a Default or Event of Default hereunder.
          SECTION 2.10. Taxes. (a) General. Any and all payments by each Borrower hereunder or under the Notes shall be made in accordance with Section 2.09, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (which are, with respect to payments by the Company only, not in effect or not imposed on the date of this Agreement); excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) Other Taxes. In addition, each Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement not in effect or not imposed on the date of this Agreement or the Notes (hereinafter referred to as “Other Taxes”) upon notice from the Lender.
          (c) Tax Indemnity. Each Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Receipt. Within 30 days after the date of any payment of Taxes, each Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Survival. Without prejudice to the survival of any other agreement of each Borrower hereunder, the agreements and obligations of such Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder.
          SECTION 2.11. Promissory Notes. Any Lender may request that Advances of any Type made by it be evidenced by a promissory note. In such event, the relevant Borrower
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shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit E (a “Note”). Thereafter, such Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.12. Use of Proceeds of Advances. The Company will use, or will cause the Designated Borrower to use, the proceeds of the Advances solely to finance all or a portion of the consideration payable in connection with the Acquisition and/or to refinance commercial paper issued to finance the Acquisition; provided that neither the Lenders nor the Administrative Agent shall have any obligation in connection with the use by the Company or the Designated Borrower of any of such proceeds.
          SECTION 2.13. Borrowing by the Designated Borrower. The Company may, at any time or from time to time, upon not less than 10 Business Day’s notice to the Administrative Agent, designate a domestic United States Subsidiary established by the Company for the purpose of effecting the Acquisition and the financing thereof, as the Designated Borrower hereunder in accordance with the provisions of this Section 2.13. Upon any such designation and the Administrative Agent’s receipt of each of the following (copies of which will be promptly furnished by the Administrative Agent to the Lenders), which shall be in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be the Designated Borrower entitled to make Borrowings on and subject to the terms and conditions of this Agreement:
     (i) Executed Counterparts. A designation letter (the “Designation Letter”) in duplicate, in substantially the form of Exhibit F, duly completed and executed by the Company and the Designated Borrower and delivered to the Administrative Agent at least ten Business Days before the date on which such Subsidiary is to become the Designated Borrower;
     (ii) Opinion of Counsel to the Designated Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Designation Letter) of reputable counsel to the Designated Borrower (which may be internal counsel) in the relevant jurisdiction (and the Designated Borrower hereby and by delivery of the Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent), as to the due organization of the Designated Borrower under the laws of its jurisdiction of organization, the due authorization, execution and delivery by the Designated Borrower of the Designation Letter and of the making of Borrowings by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith and the legality, validity and binding effect and enforceability thereof, and such other legal matters relating thereto as the Administrative Agent may reasonably request;
     (iii) Corporate Documents. Such documents and certificates as the Administrative Agent may reasonably request (including without limitation certified copies of the charter and by-laws of the Designated Borrower and of resolutions of its
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Board of Directors authorizing the Designated Borrower’s acceptance of the Company’s designation as the “Designated Borrower” and its becoming a Borrower under this Agreement, and of all documents evidencing all other necessary corporate or other action required with respect to the Designated Borrower becoming party to this Agreement;
     (iv) Process Agent. Evidence that the Process Agent has agreed to act as agent for service of process in New York, New York on behalf of the Designated Borrower under the Loan Documents;
     (v) Expenses. Evidence that the Designated Borrower or the Company shall have paid any and all expenses reasonably incurred by the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with its designation as the Designated Borrower; and
     (vi) Other Items. Such other documents relating thereto as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request, including any documentation and other evidence which may be requested by the Administrative Agent or any Lender to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Condition Precedent to Effectiveness. The obligations of the Lenders under Section 2.01 shall become effective on the date (the “Effective Date”), on or before February 28, 2007, as of which the Administrative Agent shall confirm to the Company that it has received the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for any Notes) in sufficient copies for each Lender:
     (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;
     (b) Authority and Approvals. Certified copies of the resolutions of the Board of Directors of the Company (or equivalent documents) authorizing and approving this Agreement, authorizing Borrowings by the Company hereunder in an aggregate principal amount up to but not exceeding the aggregate amount of the Commitments at any one time outstanding and certified copies of all documents evidencing all necessary corporate action and all other necessary action (corporate, partnership or otherwise) and governmental approvals, if any, with respect to this Agreement;
     (c) Secretary’s or Assistant Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names
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and true signatures of the officers of the Company authorized to execute and deliver this Agreement, the Notes, and the other documents to be delivered hereunder;
     (d) Legal Opinions. An opinion of counsel to the Company, dated the Effective Date, substantially in the form of Exhibit C-1 hereto and an opinion of special New York counsel to the Administrative Agent, dated the Effective Date, substantially in the form of Exhibit C-2 hereto;
     (e) Acquisition Agreement. A certified copy of the Acquisition Agreement;
     (f) Closing Certificate. A certificate of a senior financial officer of the Company, dated the Effective Date, certifying that the representations and warranties set forth in Article IV are true on such date as if made on and as of such date and that no Default has occurred and is continuing on such date; and
     (g) Fees and Expenses. Evidence satisfactory to the Administrative Agent that the Company shall have paid to the Administrative Agent for account of the Lenders such up-front fees in connection with the execution of this Agreement as the Company and the Administrative Agent shall have agreed upon.
          SECTION 3.02. Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance (including the initial Advance) as part of a Borrowing shall be subject to the further conditions precedent that (i) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the relevant Borrower of the proceeds of such Advance shall constitute a representation and warranty by such Borrower that on the date of such Advance the following statements shall be true): (x) the representations and warranties contained in Section 4.01 (other than the Excluded Representation) and, to the extent applicable, in the Designation Letter are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and (y) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that would constitute an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; (ii) in the case of a requested Borrowing the proceeds of which are to be used to buy or carry any Margin Stock, the Company shall deliver to the Administrative Agent a certificate of a senior financial officer of the Company accompanying the relevant Notice of Borrowing setting forth in reasonable detail the basis upon which the Company has made the representation set forth in the third sentence of Section 4.01(l) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, together with (if so requested by the Administrative Agent) a duly completed Form U-1 satisfactory to the Administrative Agent; and (iii) in the case of the initial Borrowing only, evidence that all applicable waiting periods have expired and that the Acquisition is being consummated substantially in accordance with the terms of the Acquisition Agreement as delivered pursuant to Section 3.01(e).
Credit Agreement

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:
     (a) Corporate Existence. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.
     (b) Corporate Authorization, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Company’s charter or bylaws or (ii) any law or contractual restriction binding on or affecting the Company or any of its Subsidiaries.
     (c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or the Notes.
     (d) Enforceability. This Agreement is and, upon issuance and delivery thereof in accordance with this Agreement, each Note will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
     (e) Financial Information. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2005 and the related statements of income and retained earnings of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Lenders, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
     (f) No Litigation. Except as disclosed or otherwise reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as updated by the Company’s Form 10-Q for the period ending September 30, 2006, there is no pending or (to the best of the Company’s knowledge) threatened action or proceeding against the Company or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any Note.
     (g) No Material Adverse Effect. Since December 31, 2005, there has been no event, act or condition which has had a Material Adverse Effect.
     (h) Environmental Matters. Except as disclosed or otherwise reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as
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updated by the Company’s Form 10-Q for the period ending September 30, 2006, neither the Company nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statutes or regulations, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.
     (i) Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (j) Disclosure. The information furnished in writing by or on behalf of the Company to the Lenders in connection with the negotiation, execution and delivery of this Agreement or any other Loan Document does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (k) No Defaults. The Company (i) is not in default under or with respect to this Agreement or any Note, and (ii) is not in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.
     (l) Use of Proceeds, Etc. All proceeds of each Advance will be used by the Borrower thereof only in accordance with the provisions of Section 2.12. The Company is not and will not be engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01. Affirmative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:
     (a) Financial Information. The Company will furnish to the Lenders:
     (i) Quarterly Financial Statements. Within 50 days after the close of each quarterly accounting period in each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly
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period and the related consolidated and consolidating statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year.
     (ii) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and reported on without qualification by independent certified public accountants of recognized national standing, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to accounting matters (including, without limitation, in respect of Section 5.01(f)), or if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.
     (iii) Officer’s Certificates. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of a senior financial officer of the Company which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Company and its Consolidated Subsidiaries on the dates and for the periods indicated, and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish whether the Company was in compliance with the provisions of Section 5.01(f) for the twelve-month period ending as at the end of the accounting period covered by the financial statements accompanied by such certificate.
     (iv) Notice of Default or Litigation. Promptly after any Borrower obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, or (ii) any litigation or governmental proceeding pending or threatened against any Borrower or other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.
     (v) SEC Filings. Promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Company shall send to its stockholders.
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     (vi) Other Information. From time to time, and as soon as reasonably practicable, such other information or documents (financial or otherwise) as any Lender through the Administrative Agent may from time to time reasonably request.
Reports and financial statements required to be delivered by the Company pursuant clauses (i), (ii) and (v) of this Section 5.01 (a) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.stanleyworks.com, or when such reports, or reports containing such financial statements are posted on the website of the Securities and Exchange Commission at www.sec.gov; provided that it shall deliver such paper copies of the reports and financial statements referred to in Clauses (i), (ii) and (v) of this Section 5.01(a) to the Administrative Agent or any Lender who request it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.
          (b) Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect at the time of such noncompliance or in the foreseeable future.
          (c) Payment of Taxes. The Company shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except (x) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP and (y) where such nonpayment could not reasonably be expected to result in a Material Adverse Effect.
          (d) Preservation of Corporate Existence. The Company shall, and shall cause each of its Subsidiaries to, do all things necessary to preserve, renew and keep in full force and effect its corporate existence and the licenses, permits, rights and franchises necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.
          (e) Maintenance of Books and Records. The Company will maintain financial records in accordance with GAAP, consistently applied. The representatives of the Administrative Agent or any of the Lenders shall have the right to visit and inspect any of the properties of the Company and of any of its Subsidiaries, to examine their books of account and records and take notes and make transcripts therefrom, and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers upon reasonable prior notice at such reasonable times and intervals as may be requested (subject to the standard policies of the Company and its Subsidiaries as to access, safety and, without prejudice to the reasonable requirements of lending institutions and their regulatory supervisors, confidentiality).
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          (f) Interest Coverage Ratio. The Company shall maintain, for each period of four consecutive fiscal quarters of the Company, an Interest Coverage Ratio of not less than 5.00 to 1.00.
          SECTION 5.02. Negative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:
          (a) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any Principal Property now owned or hereafter acquired (unless the Company secures the Advances made hereunder equally and ratably with such Lien), other than:
     (i) Liens existing and disclosed to the Lenders in writing prior to the date hereof;
     (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;
     (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (v) easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company or any of its Subsidiaries;
     (vi) Liens on property of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation thereof;
     (vii) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or another Subsidiary of the Company;
     (viii) any Lien arising solely by operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale of goods or services entered into in the ordinary course of business;
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     (ix) Liens on any property existing at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property as purchased;
     (x) any Lien securing the purchase price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets; provided that such Lien attaches only to such revenues or assets (including any improvements) and the Indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets (including any improvements) as purchased;
     (xi) any other Liens on Principal Properties securing Indebtedness which in the aggregate does not exceed 10% of Consolidated Net Tangible Assets at any time outstanding; and
     (xii) any extension, renewal or replacement of any of the Liens referred to above; provided that the Indebtedness secured by any such extension, renewal or replacement does not exceed the sum of the principal amount of the Indebtedness originally secured thereby and any fee incurred in connection with such transaction.
          (b) Merger, Etc. The Company shall not (i) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, or (ii) permit any of its Subsidiaries to do so, if such action could reasonably be expected to have a Material Adverse Effect, except that any wholly-owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other wholly-owned Subsidiary of the Company and the Company or any of its Subsidiaries may enter into any merger or consolidation so long as in the case of a transaction involving the Company, the Company, or in the case of any other transaction, a Subsidiary of the Company, is the surviving entity in such transaction and, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
          (c) Sale-Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired (except for property the aggregate value of which at the time such lease is entered into is less than 10% of Consolidated Net Tangible Assets), (i) which the Company or such Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such lease.
Credit Agreement

ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Company or the Designated Borrower shall fail to pay when due (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such amounts, within two Business Days after its due date) any principal of any Advance; or the Company or the Designated Borrower shall fail to pay when due any interest on any Advance, any fee (other than the fees referenced in Section 2.03) or any other amount payable by it hereunder or under any Note and five (5) days shall have elapsed from the date such interest, fees or other amounts were due; or with respect to the fees payable pursuant to Section 2.03, the Company shall fail to pay any such fee when due and two Business Days shall have elapsed from the Company’s receipt of notice of such nonpayment from the Administrative Agent or any Lender; or
     (b) Any representation or warranty made by the Company or the Designated Borrower herein or pursuant to this Agreement or any other Loan Document (including without limitation in any certificate of the Company or the Designated Borrower delivered pursuant hereto) shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) The Company or the Designated Borrower, as applicable, shall fail to perform any term, covenant or agreement contained in the first sentence of Section 2.07(c), Section 5.01(a)(iv), 5.01(f) or 5.02 on its part to be performed or observed; or
     (d) The Company or the Designated Borrower shall fail to perform any term, covenant or agreement contained in this Agreement (except those described in clauses (a) and (c) above) and such failure shall continue for 30 days; or
     (e) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or the Designated Borrower or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or the Designated Borrower or such Principal Subsidiary or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
     (f) The Company or the Designated Borrower or any Principal Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or the Designated Borrower or such Principal Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit
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of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or
     (g) (A) The Company or the Designated Borrower or any Principal Subsidiary shall fail to make any payment in respect of Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) if the aggregate amount of such payment is $25,000,000 or more, or (B) any breach, default or event of default shall occur and be continuing (and applicable grace and notice periods shall have expired) under any agreement or indenture relating to any Indebtedness of the Company or the Designated Borrower or such Principal Subsidiary in an aggregate amount of $25,000,000 or more, and, except in the case of financial covenant defaults, the maturity of any such Indebtedness has been accelerated in accordance with the terms thereof; or
     (h) (A) Any Termination Event shall occur, or (B) any Plan shall incur an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or (C) the Company or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (D) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (E) the Company or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (F) a proceeding shall be instituted against the Company or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (G) any other event or condition shall occur or exist with respect to any Plan, if such events, transactions or conditions set forth in clauses (A) through (G) above could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; or
     (i) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against the Company or the Designated Borrower or any Principal Subsidiary which, when added to any other outstanding final judgments which remain undischarged, unsatisfied and unstayed for more than 30 days against the Company or the Designated Borrower or any such Principal Subsidiary, exceeds $25,000,000;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare all Advances, the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all Advances, the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and the Designated Borrower; provided, however, that in the case of any of the Events of Default specified in clauses (e) or (f) above with respect to the Company or the Designated Borrower, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, the Notes, all such interest and all such
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amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company and the Designated Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
          SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement.
          SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall be deemed not to have knowledge of any Default (other than a failure to pay any principal or interest on the due date therefor) unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender.
Credit Agreement

          SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, a Borrower, any of its Subsidiaries and any Person who may do business with or own securities of such Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.
          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of their Commitments, as then or most recently in effect, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement and the Notes, or any action taken or omitted by the Administrative Agent under this Agreement and the Notes, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.
          SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be (i) a Lender or (ii) if no Lender shall accept appointment as the Administrative Agent within 30 days after such resignation or removal, any other Person, which Person, so long as no Default shall have occurred and be continuing, shall be reasonably acceptable to the Company. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the
Credit Agreement

retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (i) a Lender or (ii) any other Person, which Person, so long as no Default shall have occurred and be continuing, shall be reasonably acceptable to the Company. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Company or the Designated Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and (if applicable) the Designated Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the written consent of the Company and all the Lenders shall be required in order to amend or waive any provision of the Agreement or the Notes which would have the effect of (a) a reduction in principal, interest or fees payable to the Lenders under this Agreement or the Notes, (b) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement or the Notes, (c) an increase in the Commitments, (d) amending or waiving compliance with Section 2.09, Section 8.05 or this Section 8.01, (e) amending the definition of Required Lenders or (f) any release or modification of the Company’s guarantee under Article IX; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and provided, further, that the Commitment of any Lender shall not be extended without the prior written consent of such Lender.
          SECTION 8.02. Notices, etc. (a) Subject to clauses (b) through (f) of this Section 8.02, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Company or the Designated Borrower, at the Company’s address at 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Secretary, telecopy no. 860-827-3911, with a copy to Craig A. Douglas, Treasurer, at the same address and telecopy no. 860-827-3886; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance or accession agreement pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loans Syndication, telecopy no. 302-894-6120; or, as to the Company, the Designated Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written
Credit Agreement

notice to the Company and the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) The Company (on behalf of itself and on behalf of the Designated Borrower) hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement, (iv) relates to a reduction or termination of the Commitments, or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Company (on behalf of itself and on behalf of the Designated Borrower) agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent.
          (c) The Company further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
          (d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE
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LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
          (f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified herein.
          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04. Costs and Expenses; Breakage Indemnification. (a) The Company agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent in connection with the negotiation, syndication, execution and delivery of this Agreement, the other Loan Documents and the other documents delivered hereunder and (ii) the Administrative Agent and each Lender in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).
          (b) If any payment, prepayment or conversion of any Eurodollar Rate Advance is made by the Company or the Designated Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Advances and the Notes pursuant to Section 6.01 or by reason of mandatory prepayment under Section 2.07(c) or for any other reason other than in connection with Section 2.02(c), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.
Credit Agreement

          (c) The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the actual or proposed use of the proceeds of the Advances, including in connection with the Acquisition, whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Company agrees not to assert any claim against any Indemnified Party on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances.
          SECTION 8.05. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.
          SECTION 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Designated Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or under any Note or any interest herein or therein (other than as permitted by Section 5.02(b)) without the prior written consent of the Lenders.
          SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, and the Advances owing to it and the Note held by it); provided, however, that (i) each such assignment (other than assignment
Credit Agreement

to an affiliate of such Lender) shall require the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and which consent of the Company shall not be required if an Event of Default exists, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (which shall include the agreement of the assignee party to such assignment, for the benefit of the Borrowers, to be bound by the terms and provisions of this Agreement to the same extent as if it were an original party hereto), together with any Note subject to such assignment and the assignor or assignee shall pay to the Administrative Agent a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
Credit Agreement

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. In the case of any Lender that holds a Note, within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in simultaneous exchange for the surrendered Note a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit E. Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Person as a Lender and the resulting adjustment of the Commitments, if any, arising from such assignment of Commitments to such Person.
          (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Each Lender may sell participations to one or more banks or other financial institutions, or other entities engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of their business, in all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it and the Note held by it); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participant’s right to consent to any modification, waiver or release of any of the provisions of this Agreement shall be limited to the right to consent to (A) any reduction in principal, interest or fees payable to such Lender under this Agreement, (B) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement and (C) any amendments to the foregoing clauses (A) and (B).
          SECTION 8.08. Limitation on Assignments and Participations. (a) Any Lender may, in connection with any actual or proposed assignment or participation pursuant to Section 8.07, disclose to the actual or proposed assignee or participant any information relating to any
Credit Agreement

Borrower furnished to such Lender by or on behalf of such Borrower; provided that the actual or proposed assignee or participant shall have agreed prior to any such disclosure to preserve the confidentiality of any confidential information relating to such Borrower received by it from such Lender or such Borrower.
          (b) Notwithstanding anything in Section 8.07 to the contrary, no Lender shall have the right to assign its rights and obligations hereunder or any interest therein or to sell participations to one or more banks or other financial institutions in all or a portion of its rights hereunder or any interest therein where the result of such assignment or participation would be reasonably expected to entitle the Lender to claim additional amounts pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04 or would otherwise result in an increase in the a Borrower’s obligations.
          (c) Anything in this Section 8.08 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its rights to payment of the Advances owing to it hereunder to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any applicable Operating Circular issued by such Federal Reserve Bank. No such assignment shall have the effect of releasing such Lender from its obligations hereunder.
          SECTION 8.09. Withholding. If any Lender, or any Person that becomes a party to this Agreement pursuant to Section 8.07, is not incorporated under the laws of the United States of America or a state thereof, such Person agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to each of the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Person which delivers to the Company a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to each of the Company and the Administrative Agent two further copies of Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN, establishing an exemption from United States backup withholding tax.
Credit Agreement

          SECTION 8.10. Mitigation. In the event that any Lender claims any amounts under Sections 2.02(d), 2.06, 2.08, 2.10 or 8.04(b), it shall use all reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to take actions (including, without limitation, changing the jurisdiction of its Applicable Lending Office) so as to eliminate such additional amounts; provided that such Lender shall not be required to take any action if, in its reasonable judgment, such action would be materially disadvantageous to it.
          SECTION 8.11. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 8.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.13. Submission to Jurisdiction; Etc.
          (a) Submission to Jurisdiction. The Company and the Designated Borrower hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the Notes.
          (b) Service of Process. Each of the Company and the Designated Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as its agent in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York 10011, or at such other address of which the Administrative Agent shall have been notified in writing by it; provided that, if the Process Agent ceases to act as its agent for service of process, it will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as its agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
          (c) Waiver of Venue. The Company and the Designated Borrower irrevocably waive, to the fullest extent permitted by law, any objection which either may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.
Credit Agreement

          SECTION 8.14. Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and, except as otherwise provided in this Agreement, Dollars shall be the currency of account in all events.
          SECTION 8.15. USA PATRIOT Act. Each Lender hereby notifies the Company and the Designated Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
ARTICLE IX
GUARANTEE
          SECTION 9.01. Guarantee. To induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to and the Notes of the Designated Borrower and all other amounts whatsoever now or hereafter payable or becoming payable by the Designated Borrower under this Agreement and each other Loan Document, in each case strictly in accordance with the terms thereof (collectively, the “Guaranteed Obligations”). The Company hereby further agrees that if the Designated Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 9.01 is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection and shall apply to all Guaranteed Obligations whenever arising.
          SECTION 9.02. Acknowledgments, Waivers and Consents. The Company agrees that its obligations under Section 9.01 shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guarantee therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Company agrees that:
          (a) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article IX in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Company, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Article IX:
     (i) any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan
Credit Agreement

Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;
     (ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;
     (iii) any application of the proceeds of any other guarantee (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;
     (iv) any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;
     (v) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;
     (vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Designated Borrower or any other Person or any disposition of any shares of the Company or the Designated Borrower;
     (vii) any proceeding against the Designated Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article IX;
     (viii) the entering into such other transactions or business dealings with the Designated Borrower, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or
     (ix) all or any combination of any of the actions set forth in this Section 9.02(a).
          (b) The enforceability and effectiveness of this Article IX and the liability of the Company, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Article IX shall not be affected, limited, reduced, discharged or terminated, and the Company hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:
Credit Agreement

     (i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;
     (ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;
     (iii) the illegality, invalidity or unenforceability of any security for or other guarantee (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;
     (iv) the cessation, for any cause whatsoever, of the liability of the Designated Borrower or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 9.03, by reason of the full payment of all Guaranteed Obligations);
     (v) any failure of the Administrative Agent or any Lender to marshal assets in favor of the Designated Borrower or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Designated Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Designated Borrower may be in default of its obligations under any Loan Document;
     (vi) any counterclaim, set-off or other claim which the Designated Borrower or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which the Company may have with respect to all or any part of any obligations owed to the Company by the Administrative Agent or any Lender (other than, without prejudice to Section 9.03, any counterclaim or other claim that the amount of such Guaranteed Obligation which is being claimed has been finally paid in full);
     (vii) any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;
     (viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;
Credit Agreement

     (ix) any action taken by the Administrative Agent or any Lender that is authorized under this Article IX or by any other provision of any Loan Document or any omission to take any such action;
     (x) any law, regulation, decree or order of any jurisdiction of Governmental Authority or any event affecting any term of the Guaranteed Obligations; or
     (xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
          (c) To the fullest extent permitted by law, the Company expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Designated Borrower under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Article IX or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.
          SECTION 9.03. Reinstatement. The obligations of the Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Designated Borrower in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.
          SECTION 9.04. Subrogation. The Company hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, reimbursement, contribution or otherwise, against the Designated Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
          SECTION 9.05. Remedies. The Company agrees that, as between the Company and the Administrative Agent and the Lenders, the obligations of the Designated Borrower under this Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Designated Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Designated Borrower) shall forthwith become due and payable by such Company for purposes of Section 9.01.
Credit Agreement

          SECTION 9.06. Payments. Each payment by the Company under this Article IX shall be made in accordance with Section 2.09 in Dollars, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.
[remainder of page intentionally left blank]
Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

THE STANLEY WORKS
By	/s/ Craig A. Douglas
	Name:	Craig A. Douglas
Title: Vice President & Treasurer
Credit Agreement

CITIBANK, N.A., as Administrative Agent
By	/s/ Anish M. Shah
	Name:	Anish M. Shah
Title: Vice President
Credit Agreement

LENDERS CITIBANK, N.A.,
By	/s/ Anish M. Shah
	Name:	Anish M. Shah
Title: Vice President

Credit Agreement

SCHEDULE I
ADDRESS AND APPLICABLE LENDING OFFICES

Name of Lenders and Addresses
For Notices	Domestic Lending Office	Eurodollar Lending Office

Citibank, N.A.	Citibank, N.A.	Citibank, N.A.
2 Penns Way, Suite 200	2 Penns Way, Suite 200	2 Penns Way, Suite 200
New Castle, DE 19720	New Castle, DE 19720	New Castle, DE 19720

Attn: Bank Loans Syndication	Attn: Bank Loans Syndication	Attn: Bank Loans Syndication
Fax: (302) 894-6120	Fax: (302) 894-6120	Fax: (302) 894-6120
SCHEDULE I

SCHEDULE I (cont’d)
LENDERS AND COMMITMENTS

Lenders	Commitment
Citibank, N.A.	$500,000,000

TOTAL	$500,000,000
SCHEDULE I

EXHIBIT A-1
RATE REQUEST
Citibank, N.A., as Reference Bank
     under the Credit Agreement
     referred to below
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attn: Bank Loans Syndication
                          , 200_
Ladies and Gentlemen:
     The undersigned, The Stanley Works, refers to the Credit Agreement, dated as of January 8, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders and hereby requests notification from you pursuant to Section 2.02(a) thereof of the Eurodollar Rate which is applicable to the Advance to be made (or converted or continued) on           , 200   in the principal amount of $                     with the Interest Period of       months.

Very truly yours, The Stanley Works
By
Name:
Title:

TO BE COMPLETED AND RETURNED BY
   REFERENCE BANK:
The rate requested above,
determined as required by
the Credit Agreement, is      .

CITIBANK, N.A., as Reference Bank
By
Authorized Officer

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EXHIBIT A-2
NOTICE OF BORROWING
Citibank, N.A., as Administrative Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attn: Bank Loans Syndication
                          , 200_
Ladies and Gentlemen:
          The undersigned, The Stanley Works, refers to the Credit Agreement, dated as of January 8, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Designated Borrower, if any, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing on the following terms under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:
     (i) The Borrower is                                         .
     (ii) The Business Day of the Proposed Borrowing is                     , 200_.
     (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate] [Eurocurrency Rate].
     (iv) The aggregate amount of the Proposed Borrowing is $                    .
     [(v)] The Initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is            month[s]].
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
          (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the Excluded Representation) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of
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Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours, The Stanley Works
By
Name:
Title:

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EXHIBIT B
NOTICE OF CONVERSION OR CONTINUATION
                          , 200_
Citibank, N.A., as Administrative Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attn: Bank Loans Syndication
Ladies and Gentlemen:
          The undersigned, The Stanley Works, refers to the Credit Agreement, dated as of January 8, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that [the undersigned] [NAME OF DESIGNATED BORROWER] hereby elects to [convert][continue] the Borrowing consisting of [Base Rate][Eurocurrency Rate] Advances:
     (i) which is in the amount of $          ;
     (ii) which, in the case of a Borrowing consisting of Eurodollar Rate Advances, has an Interest Period of       month(s); and
     (iii) which was borrowed (or previously converted or continued) on                     , 200_.
          Such [conversion][continuation] shall become effective on                      , 200_, at which time such Advances shall be [converted into][continued as] [Base Rate][Eurodollar Rate] Advances:
          (i) which is in the amount of $                     ; and
B-1

          (ii) which has an Interest Period of    month(s).

Very truly yours, The Stanley Works
By
Name:
Title:

B-2

EXHIBIT C-1
FORM OF OPINION OF COUNSEL TO THE COMPANY
                    , 200
To each of the Lenders listed on
Schedule I hereto and to
Citibank, N.A., as Administrative Agent
For the Lenders

Re:	The $500,000,000 Credit Agreement among The Stanley Works, the Lenders party thereto and Citibank, N.A., as Administrative Agent
Ladies and Gentlemen:
     We have acted as special counsel to The Stanley Works, a Connecticut corporation (the “Company”) in connection with the negotiation, execution and delivery of that certain $500,000,000 Credit Agreement, dated as of January 8, 2007, by and among the Company, the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (the “Credit Agreement”).
     This opinion is being delivered pursuant to Section 3.01(d) of the Credit Agreement. Capitalized terms used herein and not expressly defined herein have the definitions specified in the Credit Agreement.
     In addition to the Credit Agreement, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:
(a)	the Restated Certificate of Incorporation of the Company, dated September 11, 1998, filed with the Connecticut Secretary of State’s office on September 15, 1998, certified by the Secretary of the Company as of the date hereof,

(b)	the Bylaws of the Company as in effect as of the date hereof, as certified by the Secretary of the Company as of the date hereof;

(c)	the resolutions duly adopted at a meeting of the Board of Directors of the Company on authorizing, among other things, the execution, delivery and performance by the Company of the Credit Agreement and the transactions contemplated thereby;

(d)	the Certificate of Legal Existence of the Company as of issued by the Connecticut Secretary of State;

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(e)	the Certificate of the General Counsel of the Company, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the “Company’s Certificate”);
(f)	a copy of the Company’s Annual Report on Form 10-K for the year ended January [___], 2006 (the “Form 10-K”) filed with the Securities and Exchange Commission;

(g)	a copy of the Company’s Quarterly Report on Form 10-Q for the period ended October [___], 2006 filed with the Securities and Exchange Commission; and

(h)	copies of the Company’s Current Reports on Form 8-K, dated , 2006.
     In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers and other representatives of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. As to questions of fact material to such opinions we have relied upon the representations of the Company set forth in the Credit Agreement, certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied, nor have we undertaken any lien, suit or judgment searches or searches of court dockets in any jurisdiction. For purposes of the opinions in paragraph 1 we have relied exclusively upon certificates issued by governmental authorities in the relevant jurisdictions, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by those certificates.
     We have assumed: (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Credit Agreement has been duly authorized by all action, corporate or otherwise, necessary by the parties to the Credit Agreement other than the Company (those parties other than the Company are hereinafter collectively referred to as the “Other Parties”); (iii) the legal capacity of all natural persons executing the Credit Agreement; (iv) that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Credit Agreement enforceable against it; (v) that the Credit Agreement constitutes a valid and binding obligation of the Other Parties and is enforceable against the Other Parties in accordance with its terms; (vi) that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Credit Agreement; (vii) that the Credit Agreement accurately describes and contains the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Credit Agreement ; (viii) that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Agreement; (ix) that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue; (x) that all agreements other than the Credit Agreement with respect to which we have provided

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advice in our letter or reviewed in connection with our letter would be enforced as written; (xi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (xii) that each of the Other Parties and any agent acting for it in connection with the Credit Agreement has acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Credit Agreement.
     While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the two preceding paragraphs are unwarranted or that any information supplied in this letter is incorrect.
     As used in this opinion with respect to any matter, the qualifying phrases “to the best of our knowledge” and “our actual knowledge” and any similar phrase means the conscious awareness of facts or other information by: (i) the lawyer signing this opinion; and (ii) any lawyer who has had active involvement in negotiating or preparing the Credit Agreement or preparing this opinion. In this regard, we have not made any special review or investigation in connection with rendering any opinion so qualified.
     Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:
     1. The Company is a corporation validly existing and in good standing under the laws of the State of Connecticut.
     2. The execution, delivery and performance by the Company of the Credit Agreement and the consummation of the transaction contemplated thereby are within the power and authority of the Company and have been duly authorized by all necessary proceedings under the organizational documents of the Company, and did not and do not (i) violate or conflict with any provision of the organizational documents of the Company, (ii) violate or conflict with any law, rule or regulation of any governmental authority applicable to the Company, (iii) require the Company to obtain any approval, consent or waiver of, or make any filing with, any governmental agency or body (other than approvals, consents or waivers already obtained or filings already made), (iv) require the consent or authorization of, or approval by, or notice to, any party to any material contract or agreement of which we have knowledge to which the Company is a party, except for such consents, authorizations, approvals or notices that (assuming the power and authority of the consenting entity and the authority and capacity of the person signing on its behalf) have been obtained or made, or (v) violate or conflict with any judgment, order or decree of which we have knowledge to which the Company is a party or by which any of its assets or properties is bound.
     3. The Credit Agreement has been duly executed and delivered by the Company; and the Credit Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

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     4. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Our opinions as herein expressed are subject to the following qualifications and limitations:
     (1) Since we do not represent the Company on a regular basis, we have assumed the accuracy of the description of the Company’s business set forth in the Form 10-K.
     (2) Our opinions are subject to the effect of Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.
     (3) Our opinions are subject to limitations imposed by general principles of equity and public policy upon (i) the enforceability of any of the remedies, covenants or other provisions of the Credit Agreement, including, without limitation, any rights to contribution or indemnification, concepts of materiality, good faith and fair dealing, and (ii) the availability of injunctive relief or other equitable remedies, and are subject to the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).
     (4) Our opinions are subject to the effect of the rules of law that:
a.	limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, (i) the obligations of good faith, fair dealing, diligence and reasonableness, (ii) statutory or regulatory rights, except to the extent that the statute or regulation explicitly allows waivers; and (iii) unknown future defenses;

b.	provide that choice of law (unless the monetary thresholds set forth in the General Obligations Laws of the State of New York have been satisfied), forum selection and jury waiver clauses in contracts are not necessarily binding;

c.	provide a time limitation after which a remedy may not be enforced;

d.	limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, or violation of public policy;

e.	may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

f.	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

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     (5) We express no opinion with respect to the enforceability of provisions for late charges.
     (6) We express no opinion with respect to the enforceability of any provisions in the Credit Agreement: (i) purporting to create or waive an agency or attorney-in-fact relationship; or (ii) prohibiting oral amendment or waiver or limiting the effect of a course of dealings between the parties.
     (7) We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Connecticut, the laws of the State of New York and the federal laws of the United States of America.
     This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.
     This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated in this letter.
Very truly yours,

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COMPANY’S CERTIFICATE
     I, Bruce H. Beatt, am the General Counsel of The Stanley Works (the “Company ”). I understand that, pursuant to Section 3.01(d) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Company, the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders, Sonnenschein Nath & Rosenthal LLP is relying upon this certificate and the statements made herein in rendering certain legal opinions. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement.
     With regard to the foregoing, on behalf of the Company, I certify that:
     1. Based solely and exclusively on conversations with Craig A. Douglas, Treasurer of the Company:
     a. The value of all securities owned by the Company (excluding those by majority-owned Subsidiaries of the Company) does not exceed ten percent (10%) of the value of the Company’s total assets;
     b. Less than twenty-five percent (25%) of the assets of the Company on a consolidated basis and on an unconsolidated basis consist of the margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System); and
     c. The Company is primarily engaged, directly or through a wholly-owned Subsidiary or Subsidiaries, in a business of businesses other than that of investing, reinvesting, owning, holding or trading in securities and is not engaged and does not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities, and does not own or propose to acquire investment securities having a value exceeding forty percent (40%) of the value of the Company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.
     2. Based solely and exclusively on interviews of the officers of the Company responsible for its financing activities and the lawyers under my supervision, the execution, delivery and performance by the Company of any of its obligations under the Credit Agreement does not and will not require the Company to obtain any approval, consent or waiver of, or make any filing with, any governmental agency or body (other than approvals, consents or waivers already obtained or filings already made), require the consent or authorization of, or approval by, or notice to, any party to any material contract or agreement to which the Company is a party, except for such consents, authorizations, approvals or notices that (assuming the power and authority of the consenting entity and the authority and capacity of the person signing on its behalf) have been obtained or made, or violate or conflict with any judgment, order or decree to which the Company is a party or by which any of its assets or properties is bound.

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     In Witness Whereof, I have executed this certificate as of January ___, 2007.

By:

Name:	Bruce H. Beatt
Title:	Vice President, General Counsel and Secretary

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EXHIBIT C-2
FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO
THE ADMINISTRATIVE AGENT
                    , 200
To the Lenders that are parties to the
  Credit Agreement referred
  to below and Citibank, N.A., as Administrative
  Agent for such Lenders (the “Administrative Agent”)
Ladies and Gentlemen:
          We have acted as special New York counsel to the Administrative Agent in connection with the $500,000,000 Credit Agreement dated as of January 8, 2007 (the “Credit Agreement”) among The Stanley Works, a Connecticut corporation (the “Company”), the financial institutions referred to as “Lenders” in the Credit Agreement (the “Lenders”) and the Administrative Agent. Terms defined in the Credit Agreement have the same respective defined meanings when used herein.
          In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement or in certificates delivered by or on behalf of the Company pursuant thereto. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Company) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of the Company, the enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

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          The foregoing opinions are also subject to the following comments and qualifications:
     (A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
     (B) The enforceability of Section 8.04(c) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.
     (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 2.09(b) of the Credit Agreement, (iii) the last sentence of Section 8.05 of the Credit Agreement, (iv) Section 8.13(a) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in Section 8.13(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York, and (v) Section 8.14 of the Credit Agreement.
     (D) Section 9.02(b) of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations as defined therein are materially modified.
          The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.
          This opinion letter is provided to you by us as special New York counsel to the Administrative Agent pursuant to Section 3.01(d) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.
Very truly yours,
WFC/RMG

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EXHIBIT D
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Credit Agreement dated as of January 8, 2007 (as amended or modified from time to time, the “Credit Agreement”) among The Stanley Works, a Connecticut corporation (the “Company”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
          The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.
          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) agrees, for the benefit of the Company, that it will be bound by the terms and provisions of the Credit

Agreement to the same extent as if it were an original party thereto; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 8.09 of the Credit Agreement.
          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.
          5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the relevant Note for periods prior to the Effective Date directly between themselves.
          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

By

Name:
Title:

By

Name:
Title:

By

Name:
Title:

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date:	, 200

[NAME OF ASSIGNOR], as Assignor

By

Name:
Title:
Dated:                                         , 200

[NAME OF ASSIGNEE], as Assignee

By

Name:
Title:
Dated:                                         , 200

Domestic Lending Office:
[Address]
Eurocurrency Lending Office:
[Address]
Accepted this                     day
of                                         , 200
Citibank, N.A., as Administrative Agent

By

Name:
Title:
[Approved this                      day
of                                         , 200
The Stanley Works

By

Name:
Title:]

EXHIBIT E
PROMISSORY NOTE
(Advances)

$	Dated:
          FOR VALUE RECEIVED, the undersigned, [THE STANLEY WORKS, a Connecticut corporation] [DESIGNATED BORROWER, a [                    ] corporation] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the principal sum of $                     or, if less, the aggregate principal amount of all Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Termination Date, and such amount shall be paid on or prior to the Termination Date as provided in the Credit Agreement referred to below.
          Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.
          The Borrower promises to pay interest on the principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.
          Both principal of and interest on each Advance are payable in Dollars, Citibank, N.A., as Administrative Agent, at the Administrative Agent’s Account, New York, New York for the account of the Lender, in same day funds. Each Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender’s rights hereunder.
          This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of January 8, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among The Stanley Works, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

E-1

[THE STANLEY WORKS] [DESIGNATED BORROWER]

By

Name:
Title:

By

Name:
Title:

E-2

EXHIBIT F
FORM OF DESIGNATION LETTER
                           , 200
To Citibank, N.A.,
   as Administrative Agent
Two Penn’s Way, Suite 200
New Castle, DE 19720
Attention: Bank Loans Syndication
Ladies and Gentlemen:
          We make reference to the $500,000,000 Credit Agreement dated as of January 8, 2007 (the “Credit Agreement”) among The Stanley Works (the “Company”), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.
          The Company hereby designates [                    ] (the “Designated Borrower”), a corporation duly incorporated under the laws of [                    ] and a Subsidiary, as a Company in accordance with Section 2.13 of the Credit Agreement. The Company has established the Designated Borrower for the purpose of financing and consummating the Acquisition Agreement as defined in the Credit Agreement.
          The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts all of the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for all purposes of the Credit Agreement, joins in each of the waivers, appointments and submissions in Article VIII thereof, and will perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.
          The Designated Borrower represents and warrants to the Administrative Agent and each Lender the following:
(a)	Corporate Existence. The Designated Borrower is an entity duly organized and validly existing under the laws of its jurisdiction of formation.

F-1

(b)	Corporate Authorization, Etc. The performance of its obligations under the Credit Agreement and the execution, delivery and performance by the Designated Borrower of this Designation Letter and any Note executed by the Designated Borrower are within the Designated Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Borrower’s charter documents of (ii) any law or contractual restriction binding on or affecting the Designated Borrower.

(c)	No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Borrower of this Designation Letter and any Note executed by the Designated Borrower or the performance of its obligations under the Credit Agreement.

(d)	Enforceability. Each of the Credit Agreement and this Designation Letter is and, upon issuance and delivery thereof in accordance with the Credit Agreement, each Note executed by the Designated Borrower will be the legal, valid and binding obligations of the Designated Borrower, enforceable against the Designated Borrower in accordance with their respective terms.

(e)	Investment Company. The Designated Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f)	No Defaults. The Designated Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(g)	Use of Proceeds, Etc. All proceeds of each Advance made to the Designated Borrower will be used by it only in accordance with the provisions of Section 2.12 of the Credit Agreement. It is not, nor will be, engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used by it to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance to the Designated Borrower nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.
     The Designated Borrower agrees that the address set forth below its name at the shall be its “Address for Notices” for all purposes of the Credit Agreement (including Section 8.13 thereof). The Designated Borrower acknowledges its receipt of the notice of each Lender, provided pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), set forth in Section 8.15 of the Credit Agreement.

F-2

THE STANLEY WORKS

By

Name:
Title:

By

Name:
Title:

[NAME OF DESIGNATED BORROWER]

By

Name:
Title:
Address for Notices:
[                                                            ]
[                                                            ]
[                                                            ]
Attention: [                                                            ]
Telecopier: [                                                            ]
Telephone: [                                                            ]
ACCEPTED AND AGREED:
CITIBANK, N.A.,
as Administrative Agent

By

Name:
Title:

F-3